Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CENTRAL EUROPEAN MEDIA ENTERPRISES TO PRESENT AT THE 11TH ANNUAL ING EMEA FORUM IN PRAGUE ON DECEMBER 3, 2008

- Highlights excellent liquidity and progress in upfront sales negotiations for 2009 -

Hamilton, Bermuda – December 2, 2008 – Central European Media Enterprises Ltd. (“CME”) (Nasdaq/Prague Stock Exchange: CETV) announced today that management will be presenting at the 11th Annual ING EMEA Forum in Prague and will provide updates on liquidity for 2008 and sales negotiations progress for 2009.

Michael Garin, CME’s Chief Executive Officer, commented: “During this turbulent period, we are in an excellent financial position with sufficient liquidity to fund our operations in 2009 and beyond. We are extremely conscious of the rapidly deteriorating economic environment outside our markets and we have prepared detailed contingency plans for all our countries to respond rapidly to any unexpected change in the advertising outlook. Our feedback from sales negotiations for 2009 is positive with many advertisers committing their budgets to our leading channels.”

“We expect continued local currency EBITDA growth across CME as a whole in 2009, driven by the Czech Republic, Romania and the Slovak Republic. However, we have made tough decisions on a number of investments for 2009. We are planning a substantial year-on-year reduction in capital expenditure and are reducing our investment plans in developing operations, and next year we will significantly reduce our corporate overhead costs. Contingency plans are in place to minimize expenditures whilst maintaining our market share in the event any market underperforms our current expectations,” Garin concluded.

Following frequent questions about its liquidity, CME is providing the following update on its expectations for key debt covenant ratios as at December 31, 2008.

Expected as at December 31, 2008
Gross Debt to Consolidated EBITDA1	3.3
Interest cover1	4.8x
Net Debt to Consolidated EBITDA	3.1
Senior notes and convertible maturities	2012 – 2014
Cash and undrawn facilities	US$ 318m

1 The Gross Debt to Consolidated EBITDA ratio is calculated in accordance with CME’s EUR 245 million Senior Notes Indenture dated May 5, 2005, as filed with the SEC in CME’s Form 10-Q for the period ended March 31, 2005. The interest cover, which is the ratio of Consolidated EBITDA to Consolidated Interest Expense, is calculated in accordance with CME’s EUR 150 million  Senior Floating Rate Notes Indenture dated May 16, 2007, as filed with the SEC in CME’s Form 10-Q for the period ended June 30, 2007.

CME is a broadcasting company operating leading networks in seven Central and Eastern European countries with an aggregate population of approximately 97 million people. CME’s television stations are located in Bulgaria (TV2 and Ring TV), Croatia (Nova TV), Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), Slovakia (TV Markíza, Nova Sport and MTV Czech), Slovenia (POP TV and Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International, Kino and Citi). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

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For further information visit: www.cetv-net.com, or contact:
Romana Tomasova
Director of Corporate Communications
Central European Media Enterprises
+44 (0)20 7430 5357
romana.tomasova@cme-net.com

Forward Looking Statements

This press release contains forward-looking statements, including expected year-end liquidity and covenant ratios, anticipated EBITDA growth, the growth of television advertising in our markets, the future economic conditions in our markets, future investments in television broadcast operations, the growth potential of advertising spending in our markets, and other business strategies and commitments. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, general market and economic conditions in our markets as well as in the United States and Western Europe, the general regulatory environments where we operate and application of relevant laws and regulations, the renewals of broadcasting licenses, our ability to implement strategies regarding sales and multi-channel distribution, the rate of development of advertising markets in countries where we operate, our ability to acquire necessary programming and the ability to attract audiences, our ability to obtain additional frequencies and licenses.